AF1 Public Relations LLC
2272 Coral Ridge Avenue
Henderson, NV 89052
Amanda@af1pr.com
(916) 307-8332

June 8, 2019

Jonathan Bonnette, President
Grow Capital, Inc.

Re: Fee Agreement

Gentlemen,

Set forth below are the terms and conditions regarding compensation for services to be provided during fiscal year June 1, 2019 to May 31, 2020, and the fee arrangement for services to be provided by my firm to Grow Capital, Inc., its subsidiaries and affiliates (collectively "GRWC") for periods after May 31, 2019, along with our agreement regarding payment of fees for those services. The effective date of this agreement is and shall be June 1, 2019.

COMPENSATION FOR PAST SERVICES

It is acknowledged, both by GRWC and by AF1 Public Relations LLC (“AF1”), that there are no amounts that GRWC currently owes AF1 for any period prior to June 1, 2019 and that in consideration of this agreement and for other good and valuable consideration, AF1 hereby waives any claim or cause of action, whether in equity or at law, it has or may have against GRWC for fees for services provided prior to June 1, 2019.

BASIC FEE ARRANGEMENT

For the twelve months beginning June 1, 2019, GRWC hereby agrees to pay AF1 a fixed fee of Five Thousand Dollars ($5,000) per month for the services of AF1 in providing outside business marketing, branding, publishing, and investor relations services. It is also understood and agreed that AF1 is providing and intends to continue to provide services to other clients of her firm or to otherwise be individually employed by another entity or entities and that AF1 shall devote only so much time and effort as is reasonably necessary to meet the needs of GRWC within its other time constraints.

The basic free arrangement noted above of Five Thousand Dollars ($5,000) per month shall be paid through Stock Based Compensation which, at the discretion of GRWC, will be either in free trading stock valued at the closing market price on final trading day of a month less a 10% discount or in restricted "144" common stock which shall be based on the average of the 3 lowest closing share market prices over the previous 10 market trading days at an applied discount of 25% to that calculated average closing share market price. The shares are to be issued within 10 days of each calendar quarter end and vest immediately upon issuance. Any such shares of Stock under this basic fee arrangement will be issued to AF1, or, upon request, its designee.

Because of the nature of the services to be provided is in the nature of a fee retainer arrangement, it is understood and agreed that no detailed billing statements with respect to the fixed monthly fee are required nor will they be provided and AF1 and other firm personnel shall have no obligation and shall not be required to account for their time. The firm will not provide GRWC a monthly invoice for the monthly fixed fee.

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The above stated fees do not include expenses and GRWC agrees to timely pay any authorized expenses separately billed to GRWC. GRWC further agrees that AF1 or the firm may also utilize other employees or subcontractors to perform services for GRWC or in support of matters assigned by you to the firm, all subject to the time limitations set forth above. To the extent a matter requires or may require the expertise of a business services other than what AF1 or other firm personnel can provide, GRWC agrees to separately engage and pay for such business services and expenses, and AF1 will provide business oversight of said services within the parameters of this Fee Agreement and all as directed by you.

Charges for expenses may and shall include, but not be limited to, expenditures for office expenses, travel, business meals, mileage, and other expenses incurred by us in the proper performance of consulting services for you.

AVAILABILITY TO PROVIDE SERVICES; TERM

With regard to any matter that GRWC may wish to refer to the firm that is within the capability and expertise of AF1 or other firm personnel to perform, AF1 and the firm will make itself reasonably available on a priority/first call basis to respond to the needs of GRWC or to perform the tasks requested in regard to providing outside business consulting services, subject to the time limitations set forth above.

The firm will perform outside business marketing, branding, publishing, and investor relations services for GRWC and, in the case of specific matters identified by GRWC, only when reasonably requested to do so either by you or by other employees or agents of GRWC acting under your direction. The scope of our responsibility for each such matter will be specified by you; if no such specification is made, we will perform such services as we believe appropriate for the particular matter, in the circumstances of the request. We will not be responsible for any specific business management matters relating to GRWC unless they are covered by such a request.

If any of the above terms do not meet with your approval, please let me know immediately, and I will review them with you. If you agree with the foregoing, please sign the original of this letter and return it to me at your earliest convenience.

The term of this agreement shall be and is 12 months from the effective date of June 1, 2019, and may be terminated by either party without cause upon not less than thirty (30) days prior written notice.

Sincerely,

AF1 Public Relations LLC

/s/ Amanda Kennedy
Amanda Kennedy, President

Acknowledged and Agreed:

Grow Capital, Inc.

By: /s/ Jonathan Bonnette
Jonathan Bonnette, President

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